Exhibit 99.1

Ocwen Financial Corporation®

OCWEN FINANCIAL PROVIDES UPDATE ON CORRESPONDENT LENDING CHANNEL GROWTH AND ORGANIZATION

West Palm Beach, FL – (October 14, 2021) – Ocwen Financial Corporation (NYSE: OCN) (“Ocwen” or the “Company”), a leading non-bank mortgage servicer and originator, today provided an update on the significant growth in its Correspondent Lending channel, and announced the addition of senior sales executives to its team. The Company’s Correspondent Lending business provides originations solutions and operates under its PHH Mortgage (“PHH”) brand.

Over the first nine months of the year, the PHH Correspondent Lending channel originated $10.5 billion of volume, an increase of approximately 240% over the same period last year. The channel achieved an annualized run-rate volume of $21.6 billion in the third quarter. Additionally, PHH grew its correspondent and flow seller base to 700 at the end of the third quarter, an increase of approximately 250% year over year.

PHH is rapidly building an industry leading, full-service Correspondent Lending business that is primarily being driven by strategic transactions, new products and sales team expansion.

In June, the Company completed its previously announced acquisition of Texas Capital Bank’s (TCB) Correspondent Lending business, bringing onboard the majority of TCB’s Correspondent Lending personnel and more than 200 new sellers. In the second quarter of the year, PHH rolled out a Best Efforts program option and in September it launched a Non-Delegated program option to add to its existing Mandatory and Flow MSR offerings.

PHH also announced several new executives within the Correspondent channel. New additions include Scott Loddeke, Vice President of Correspondent Operations, who joined PHH from TCB; Christian Stevens, Vice President and West Division Sales, who joined PHH from Mr. Cooper; Tony Millis, Vice President and Central Division Sales, who most recently served at JPMorgan Chase; and Sean Marr, who has been promoted to Vice President and East Division Sales. PHH continues to add new sales and operations staff to support the considerable growth in its Correspondent channel.

“Our Correspondent Lending business is having a sensational year in terms of volume, seller growth, new product expansion and our ability to attract top industry talent,” said Andy Peach, Senior Vice President, Correspondent Lending. “Taken as a whole, our multi-channel origination platform — correspondent, bulk MSR purchases, co-issue programs, subservicing, consumer direct and reverse mortgage — has already surpassed the total originations volume for all of 2020 and is on a path to set a new record for this year.”

The Company expects to provide its next business update and release third quarter 2021 results in early November.

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About Ocwen Financial Corporation

Ocwen Financial Corporation (NYSE: OCN) is a leading non-bank mortgage servicer and originator providing solutions through its primary brands, PHH Mortgage and Liberty Reverse Mortgage. PHH Mortgage is one of the largest servicers in the country, focused on delivering a variety of servicing and lending programs. Liberty is one of the nation’s largest reverse mortgage lenders dedicated to education and providing loans that help customers meet their personal and financial needs. We are headquartered in West Palm Beach, Florida, with offices in the United States and the U.S. Virgin Islands and operations in India and the Philippines, and have been serving our customers since 1988. For additional information, please visit our website (www.ocwen.com).

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by a reference to a future period or by the use of forward-looking terminology and include statements regarding, among other things, the expected closing of the transaction and the Company’s expectations regarding the benefits to be achieved as a result of the transaction. Forward-looking statements are typically identified by words such as “expect”, “believe”, “foresee”, “anticipate”, “intend”, “estimate”, “goal”, “strategy”, “plan” “target” and “project” or conditional verbs such as “will”, “may”, “should”, “could” or “would” or the negative of these terms, although not all forward-looking statements contain these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Readers should bear these factors in mind when considering such statements and should not place undue reliance on such statements.

Forward-looking statements involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially. In the past, actual results have differed from those suggested by forward looking statements and this may happen again. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the extent to which PHH’s originations volume during the remainder of the year will conform to the Company’s projections; the extent to which PHH’s correspondent lending initiatives will produce the benefits anticipated and contribute to the Company’s growth objectives; the extent and duration of future growth in the correspondent lending channel and the Company’s originations business as a whole, including as a result of market developments and other factors beyond the Company’s control; the Company’s ability to integrate the correspondent lending business acquired from TCB, including the ability to integrate former TCB employees into the Company’s existing operations, and to achieve the expected benefits from the transaction; the Company’s ability to close bulk mortgage servicing right (“MSR”) acquisitions, including the ability to obtain regulatory approvals, enter into definitive financing arrangements, and satisfy closing conditions, and the timing for doing so; uncertainty relating to the continuing impacts of the COVID-19 pandemic, including with respect to the response of the U.S. government, state governments, the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac, and together with Fannie Mae, the GSEs), the Government National Mortgage Association (Ginnie Mae) and regulators; the potential for ongoing COVID-19 related disruption in the financial markets and in commercial activity generally, increased unemployment, and other financial difficulties facing the Company’s borrowers; the adequacy of the Company’s financial resources, including its sources of liquidity and ability to sell, fund and recover servicing advances, forward and reverse whole loans, and Home Equity Conversion Mortgage and forward loan buyouts and put backs, as well as repay, renew and extend borrowings, borrow additional amounts as and when required, meet its MSR or other asset investment objectives and comply with its debt agreements, including the financial and other covenants contained in them; increased servicing costs based on increased borrower delinquency levels or other factors; as well as other risks and uncertainties detailed in Ocwen’s reports and filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2020 and current and quarterly reports since such date. Forward-looking statements speak only as of the date they are made and, Ocwen disclaims any obligation to update or revise forward-looking statements whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION CONTACT:

Investors:	Media:
June Campbell	Dico Akseraylian
T: (856) 917-3190	T: (856) 917-0066
E: shareholderrelations@ocwen.com	E: mediarelations@ocwen.com

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